Exhibit 10.11

GHL ACQUISITION CORP.

UNIT CANCELLATION AGREEMENT AND AMENDMENT TO FOUNDER’S SECURITIES PURCHASE AGREEMENT

THIS UNIT CANCELLATION AGREEMENT AND AMENDMENT TO FOUNDER’S SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of January 10, 2008, is entered into by and between GHL Acquisition Corp., a Delaware corporation (the “Corporation”), and Greenhill & Co., Inc., a Delaware corporation (the “Founding Stockholder”).

WITNESSETH

WHEREAS, the Corporation has filed a registration statement for its initial public offering of units (the “IPO”), each unit (a “Unit”) consisting of one Share of the Corporation’s common stock, par value $0.001 per share (a “Share”) and one warrant to purchase one Share;

WHEREAS, the Founding Stockholder purchased an aggregate of 11,500,000 Units (the “Founder’s Units”) pursuant to a Founder’s Securities Purchase Agreement (the “Purchase Agreement”), dated as of November 12, 2007, between the Corporation and the Founding Stockholder, of which Founder’s Units 1,500,000 Founder’s Units are subject to forfeiture under certain circumstances pursuant to the terms of the Purchase Agreement;

WHEREAS, the Corporation wishes to amend the terms of the IPO such that the Shares included in the Units being sold to the public represent approximately 82.5% of the Corporation’s outstanding share capital following consummation of the IPO;

WHEREAS, the Founding Stockholder believes it is in the best interests of it, the Corporation and the Corporation’s shareholders to proceed with the IPO on the amended terms, and wishes to facilitate this by surrendering 1,725,000 Founder’s Units (the “Subject Units”) to the Corporation for cancellation on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.  Surrender and Cancellation

The Founding Stockholder hereby surrenders to the Corporation, and the Corporation hereby accepts from the Founding Stockholder, free and clear of all liens and encumbrances, the Subject Units.  The Corporation shall duly cancel and retire the Subject Units as promptly as practicable.  Of the 9,775,000 Founder’s Units remaining after giving effect to the surrender and cancellation of the Subject Units, 1,275,000 Founder’s Units, subject to adjustment, are subject to forfeiture pursuant to the terms of the Purchase Agreement (as amended by this Agreement).

Section 2.  Representations and Warranties of the Founding Stockholder.  The Founding Stockholder hereby represents and warrants that:

(A)  Organization and Corporate Power.  The Founding Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Founding Stockholder possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

(B)  Authorization; No Breach.

(i)  The execution, delivery and performance of this Agreement have been duly authorized by the Founding Stockholder. This Agreement constitutes a valid and binding obligation of the Founding Stockholder, enforceable in accordance with its terms.

(ii)  The execution and delivery by the Founding Stockholder of this Agreement, the surrender of the Subject Units and the fulfillment of and compliance with the respective terms hereof by the Founding Stockholder, do not and will not as of the date hereof (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the certificate of incorporation or by-laws of the Founding Stockholder, or any material law, statute, rule or regulation to which the Founding Stockholder is subject, or any agreement, order, judgment or decree to which the Founding Stockholder is subject, except for any filings required after the date hereof under federal or state securities laws.

(C)  Title to Units.  The Founding Stockholder is the sole record owner of the Subject Units and has the power and right to surrender, assign, transfer and deliver to the Corporation good and valid title to, all of the Subject Units, free and clear of all liens.

Section 3.  Representations, Warranties and Covenants of the Corporation.  As a material inducement to the Founding Stockholder to enter into this Agreement and surrender the Subject Units to the Corporation, the Corporation hereby represents, warrants and covenants to the Founding Stockholder that:

(A)  Organization and Corporate Power.  The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

(B)  Authorization; No Breach.

(i)  This Agreement constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms.

(ii)  The execution and delivery by the Corporation of this Agreement and the fulfillment of and compliance with the respective terms hereof by the Corporation do not and shall not as of the date hereof conflict with or result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Corporation is subject.

Section 4.  Amendment of Purchase Agreement.  The Founding Stockholder and the Corporation hereby acknowledge and agree that clauses (a) and (b) of Section 1.C.vii. of the Purchase Agreement are amended and restated by deleting such clauses in their entirety and replacing them with the following text:

(A)  “(a)  If the underwriters with respect to the Initial Public Offering do not exercise the over-allotment option proposed to be granted to them by the Company, the Purchaser and any Permitted Transferees agree to forfeit to the Company a number of Founder’s Units necessary to ensure that the aggregate amount of Founder’s Shares held by the Purchaser and any Permitted Transferees does not exceed approximately 17.5% of the issued and outstanding common stock of the Company upon consummation of the Initial Public Offering.  The Purchaser and any Permitted Transferees agree to take any and all action reasonably requested by the Company necessary to effect any adjustment pursuant to this paragraph vii(a), and agree that the exact number of Founder’s Units forfeited to effect any such adjustment shall be determined by the Company in its sole discretion.  The Company will not make any cash payment to the Purchaser or any Permitted Transferees in respect of any such adjustment.”

(B)  “(b)  If the number of units offered to the public in connection with the Initial Public Offering is increased or decreased, the Purchaser and any

Permitted Transferees agree with the Company and the Company hereby agrees with the Purchaser and any Permitted Transferees that the Founder’s Units (including the Founder’s Units subject to forfeiture) will be adjusted in the same proportion as the increase or decrease of the units offered to the public in order to ensure that the aggregate amount of Founder’s Shares held by the Purchaser and any Permitted Transferees does not fall below or exceed approximately 17.5% of the issued and outstanding common stock of the Company upon consummation of the Initial Public Offering (including any shares of common stock issued pursuant to the underwriters’ over-allotment option).  The Purchaser and any Permitted Transferees agree to take any and all action reasonably requested by the Company necessary to effect any adjustment pursuant to this paragraph vii(b), and agree that the exact number of Founder’s Units forfeited to effect any such adjustment shall be determined by the Company in its sole discretion; provided that the Company will not make or receive any cash payment to or from the Purchaser or any Permitted Transferees in respect of any such adjustment.”

Section 5.  Survival of Representations and Warranties.  All of the representations and warranties contained herein shall survive the date of this Agreement.

Section 6.  Miscellaneous.

(A)  Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not.

(B)  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(C)  Counterparts.  This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same Agreement.

(D)  Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(E)  Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, agree to submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(F)  Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent:

If to the Corporation:	GHL Acquisition Corp. 300 Park Avenue, 23rd Floor New York, NY 10022 Fax No.: (212) 389-1700

With a copy to:	Deanna L. Kirkpatrick Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Fax No.: 212-450-3135

If to the Founding Stockholder:	Greenhill & Co., Inc. 300 Park Avenue, 23rd Floor New York, NY 10022 Fax No.: (212) 389-1700

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(G)  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Amendment on the date first written above.

GHL ACQUISITION CORP.

/s/ Scott L. Bok
By:	Scott L. Bok Chairman and Chief Executive Officer

GREENHILL & CO., INC.

/s/ Scott L. Bok
By:	Scott L. Bok Co-Chief Executive Officer